COMPLIANCE MANUAL

Kalmar Investments – August 2008

I.	INTRODUCTION
	A.	This Compliance Manual (“Manual”) sets forth many of the compliance and
		regulatory	requirements that apply to Kalmar Investment Advisers
		(“Kalmar”),	by virtue of its status as a registered investment adviser, both
		under	the Investment Advisers Act of 1940 (“Advisers Act”) and state law.
		The	U. S. Supreme Court has ruled that the Advisers Act imposes a fiduciary
		duty	on investment advisers. An investment adviser has a duty to act solely
		in	the best interest of its clients and to make a full and fair disclosure of all
		material	facts, particularly where conflicts of interest may exist.
	B.	Many obligations arise from an investment adviser’s fiduciary duty, including:
		1.	a duty to have a reasonable, independent basis for investment advice;
		2.	a duty to obtain best execution for clients’ transactions;
		3.	a duty to ensure that investment advice is suitable to the client’s needs;
		4.	a duty to refrain from effecting personal transactions inconsistent with client’s interest; and
		5.	a duty of loyalty to clients. Because of the increasing complexity of the regulatory environment and the potential for conflicts of interest in the investment advisory business, it is very important that each Kalmar employee familiarize himself or herself with the guidelines set forth in this Manual.
	C.	This Manual is not a complete statement of Kalmar’s policies and procedures.
		Questions	relating to topics not addressed in this Manual may be referenced
		in	Kalmar’s Code of Ethics, Policy Statement on Insider Trading, Proxy Voting
		Policies	and Procedures, etc., and should be directed to Kalmar’s Chief
		Compliance	Officer.

Kalmar Investments – August 2008

II.	APPOINTMENT OF COMPLIANCE OFFICERS
	A.	Kalmar has designated Kimberly R. Portmann as Chief Compliance Officer
		reporting	directly to Ford B. Draper, Jr., President. Kalmar has also
		designated	a compliance team whose members are responsible for monitoring
		compliance	in their respective area of responsibility at Kalmar (see Appendix
		A).	The Chief Compliance Officer will monitor compliance by Kalmar and its
		employees	consistent with this Manual. The Chief Compliance Officer is
		charged	with the following responsibilities, among others:
		1.	Effecting and maintaining all required federal and state registrations for

Kalmar and its employees;

2.	Assuring that all required books and records are kept and maintained in compliance with applicable laws;
3.	Administering the Code of Ethics and Statement of Insider Trading;
4.	Administration of client agreements;
5.	Overseeing brokerage to ensure compliance with Kalmar’s brokerage policies and Section 28(e) of the Securities and Exchange Act of 1934;
6.	Assuring that all advertising and promotional material comply with applicable laws;
7.	Approving the opening of new client accounts to assure that necessary information is obtained;
8.	Coordinating with regulatory agencies and legal counsel to resolve compliance matters;
9.	Monitoring the hiring of new employees to preclude hiring an ineligible employee;
10.	Updating Kalmar’s employees on changes in applicable regulations;
11.	Preparing Securities and Exchange Commission (“SEC”) filings as appropriate, including Schedules 13D and 13G and Form 13F;
12.	Monitoring Kalmar and employee compliance; and
13.	Generally, implementing the compliance procedures set forth in the manual.

Kalmar Investments – August 2008

III.	FEDERAL AND STATE REGISTRATION
	A.	Compliance Team Member — Marjorie L. McMenamin
	B.	Federal Registration. The Compliance Team Member is responsible for
		maintaining	Kalmar’s federal registration on Form ADV, including:
		1.	Filing of amendments to Form ADV promptly when necessary in accordance with Rule 204-1 under the Advisers Act to keep Form ADV complete and accurate; and
		2.	Annual filing of updated Schedule I of Form ADV.
	C.	State Registrations. No employee of Kalmar may solicit and/or give
		investment	advice to a client in any state unless the employee has confirmed
		with	the Chief Compliance Officer that all necessary state registrations
		relating	to the solicitation and/or provision of investment advice are effective.
		The	Compliance Team Member is responsible for the maintenance of
		necessary	state qualifications for Kalmar as well as registration of certain
		employees	as associated persons of Kalmar who solicit and/or give advice to
		clients	in states and/or supervise such associated persons. The Compliance
		Team	Member will maintain a record of the states of residence of each of
		Kalmar’s	clients.

Kalmar Investments – March 2006

IV.	NEW CLIENT RELATIONSHIPS
	A.	Compliance Team Member — Marjorie L. McMenamin
	B.	Client Information. The principal contact with a potential client should obtain
		appropriate	financial and other information about the client before Kalmar
		enters	into an investment advisory arrangement with the client. The
		Compliance	Team Member will maintain account opening information in a
		separate	file for each such client. The principal contact will update this
		information	periodically to determine if the client’s circumstances have
		changed	and will keep records of these updates in the client files.
	C.	Disclosure Statement. Pursuant to Rule 204-3 of the Advisers Act, every
		registered	investment adviser is required to provide to a prospective client a
		written	disclosure statement, which may be Part II of Form ADV, before
		entering	into an advisory contract with the client. The disclosure statement
		must	be delivered not less than 48 hours before entering an advisory
		agreement,	or at the time of entering into the agreement if the client has the
		right	to terminate the agreement without penalty within 5 business days.
		Kalmar	will satisfy this rule by delivering to each client Part II of its Form
		ADV,	and employees should endeavor to deliver Part II of Form ADV not less
		than	48 hours before Kalmar enters into an advisory agreement with such
		client.	The Compliance Team Member will be responsible for ensuring delivery
		of	Part II of Form ADV to new clients.
		In	addition, registered investment advisers must annually deliver, or offer in
		writing	to deliver, the disclosure statement to existing clients without charge.
		The	Compliance Team Member will be responsible for satisfying this annual
		requirement	and will maintain records of delivery of, or the offer in writing to
		deliver,	Part II of Form ADV to existing clients.
	D.	The Advisory Contract. Each Kalmar client must enter into a written advisory
		agreement	with Kalmar consistent with the provisions of Section 205 of the
		Advisers	Act and the rules there under. Among other things, the investment
		advisory	agreement identifies the assets under management, defines the
		scope	of Kalmar’s responsibilities, and sets forth the fee schedule. Kalmar will
		adhere	to the following contract administration procedures:
		1.	The Compliance Team Member will be the source of the form of
			contract	to be used with clients. Presently there are two forms of
contract:
			a.	Master Investment Advisory Agreement (“Master Agreement”)-This agreement is used for accounts other than retirement or employee benefit plan accounts and grants full discretionary authority with respect to management of assets.
			b.	Investment Advisory Agreement for Retirement and Employee Benefit Plan Accounts (“Benefit Plan Agreement”) - This agreement is used for retirement and employee benefit plan accounts, including plans governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”),
			c.	Tax qualified retirement plans under Section 401(k) of the Internal Revenue Code of 1986, as amended (“IRS Code”), such as Keoghs,

Kalmar Investments – March 2006

and individual retirement accounts and grants full discretionary authority with respect to management of assets.
	2.	The forms of investment advisory agreements may not be changed
		without	the prior authorization of the Chief Compliance Officer.
	3.	In connection with the advisory contracts, Kalmar will obtain from new
		institutional	clients the following documentation:
		a.	If the client is a corporation, Kalmar must obtain certified resolutions appointing Kalmar as investment manager;
		b.	If the client is a pension or other employee benefit plan governed by ERISA, a tax qualified retirement plan under the IRS Code or an individual retirement account, Kalmar must obtain plan documents (including authorizations to appoint Kalmar). Only a “named fiduciary” with respect to the ERISA plan may enter into an advisory agreement with Kalmar on behalf of the plan. The named fiduciary, which may be the employer or employee organization sponsoring the plan, or individual, committee or corporation serving as the plan administrator, or the plan trustee(s) must either be identified in the plan documents or appointed by the plan sponsor pursuant to a procedure specified in the plan documents.
The plan documents must be reviewed to confirm that the prospective client is authorized to enter into an advisory agreement with Kalmar on behalf of the plan.
E.	Account Approval. Senior members of the Investment or Client Service teams
	must	review and approve all new accounts.
F.	Prohibited Relationships. Unless otherwise authorized by the Chief Compliance
	Officer,	Kalmar may not pay cash referral fees or charge performance fees.

Kalmar Investments – March 2006

V.	BOOKS AND RECORDS
	A.	Compliance Team Members — Verna E. Knowles, Monica Butler, Marjorie L.
		McMenamin,	and Nancy Romito
	B.	Section 204 of the Advisers Act requires investment advisers to make and
		maintain	such books and records as the SEC may require including, but not
		limited	to, those books and records required under Rule 204-2 under the
		Advisers	Act and to make those books and records available to the SEC for
		examination	upon its request. The Chief Compliance Officer is charged with
		maintaining	the following books and records, and all Kalmar employees must
		cooperate	with the Chief Compliance Officer in this function by providing
		information	and documents relating to the following:
		1.	Regarding Kalmar: Compliance Team Member — Verna E. Knowles
			a.	Books of original entry - journals for cash receipts, disbursements
				and	other originating records.
			b.	General and auxiliary ledgers reflecting - assets, liabilities,
				reserves,	capital, income and expenses.
			c.	Such reports and records required by Kalmar’s Code of Ethics,
				attached	hereto as Appendix B, including detailed records of every
				transaction	in which Kalmar or an “advisory representative”[1] has a
				direct	or indirect beneficial ownership, except transactions over
				which	neither Kalmar nor any representative has influence or
				control	and except transactions in government securities;
			d.	Other financial records:
				(1)	financial statements, trial balances and internal audit working papers;
				(2)	check books, bank statements, canceled checks and cash reconciliations; and
				(3)	paid and unpaid invoices and statements for receivables and payables.
			e.	Corporate governance:
				(1)	Articles of incorporation;
				(2)	Bylaws; and
				(3)	Corporate minute books and stock certificate records.

     1 “Advisory Representative” means any officer or director of Kalmar, any employee who makes any recommendation, who participates in the determination of which recommendation shall be made or whose functions or duties relate to the determination of which recommendations shall be made, and any employee who in connection with his duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendation.

Kalmar Investments – March 2006

2.	Regarding Kalmar’s Clients: Compliance Team Member — Monica
	Butler	and Nancy Romito
	a.	Memoranda showing:
		(1)	Terms and conditions of each order given by Kalmar for the purchase, sale or delivery of securities, and any instruction, modification, or cancellation of any such order or instruction;
		(2)	Names of the individual employees who recommended the transaction and placed the order;
		(3)	Account for which entered;
		(4)	Date of entry and broker, bank, or dealer who executed the order; and
		(5)	Designation, as such, of orders entered pursuant to exercise of discretionary authority.
	b.	Originals of written communications received and copies of
		communications	sent relating to:
		(1)	recommendations and advice made or proposed to be made or given;
		(2)	any receipt, disbursement, or delivery of funds or securities; and
		(3)	placing or execution of any order to buy or sell any security.
	c.	List of accounts with discretionary authority;
	d.	Powers of attorney or documents granting discretionary authority;
	e.	Written agreements;
	f.	A copy of each notice, advertisement, newspaper article, investment
		letter	and other communications sent to ten or more persons; and, if
		the	item recommends the purchase or sale of a security and the reason
		for	recommendation is not stated, a memorandum stating the reason;
	g.	A copy of each written disclosure statement and amendment thereto
		given	to any client or prospective client and a record of the dates that
		each	item was given or offered to be given to any client or prospective
		clients	who become clients;
	h.	With respect to cash payments for client solicitations, a copy of each
		written	acknowledgement obtained from clients pursuant to Rule
		206(4)-3(a)(iii)(B)	of receipt of the disclosure statement of Kalmar and
solicitor;

Kalmar Investments – March 2006

i. A copy of each disclosure document delivered to clients by solicitors pursuant to Rule 206(4)-3; and
		j.	All records underlying the calculation of performance of managed accounts or securities recommendations in advertisements distributed to ten or more persons.
C.	Retention of Records.
	1.	All books and records should be maintained for a period of at least five
		years	in an easily accessible place, the first two years at the offices of
Kalmar.
	2.	Articles of incorporation, stock ledgers and minute books should be
		maintained	at Kalmar’s principal office and preserved until at least
		three	years after Kalmar ceases business.
	3.	To ensure compliance with the Investment Company Act of 1940, the
		account	records of Kalmar Pooled Investment Trust shall be
		maintained	for six years from the date of the transaction recorded.

Kalmar Investments – March 2006

VI.	CUSTOMER PRIVACY
	A.	Compliance Team Member — Verna E. Knowles
	B.	The Gramm-Leach-Bliley Act (“GLB Act”) imposed requirements and
		restrictions	on a financial institution’s ability to disclose nonpublic personal
		information	about its clients. Under the GLB Act, a financial institution must
		provide	its customers with a notice of its privacy policies and practices, and
		must	not disclose nonpublic personal information about a client to
		nonaffiliated	third parties unless the institution provides certain information to
		the	client and the client has not elected to opt out of the disclosure. Pursuant
		to	the GLB Act, the SEC established for investment advisers appropriate
		standards	to protect customer information by adopting Regulation S-P. In
		accordance	with Regulation S-P, Kalmar
		1.	adopted appropriate policies and procedures that address safeguards
			to	protect client information. Under this privacy policy:
			a.	Kalmar collects nonpublic personal information about a client from applications or other account forms completed by the client, from a client’s transactions with Kalmar, its affiliates or others and through transactions and conversations over the telephone;
			b.	Kalmar does not disclose information about a client, or former clients, to service providers or other third parties except on the limited basis permitted by law. For example, Kalmar may disclose nonpublic information about a client to third parties to assist us in servicing an account and to send transaction confirmations, annual reports, prospectuses and tax forms to a client. Kalmar may also disclose nonpublic information about a client to government entities in response to subpoenas;
			c.	Kalmar, in order to ensure the highest level of confidentiality and security, maintains physical, electronic and procedural safeguards that comply with federal standards to guard and properly dispose of personal information of clients. Access to a client’s personal and account information is restricted except to those employees who need to know that information to provide services to you; and
		2.	Will provide to each client an initial and annual notice about its privacy
			policies	and practices which describe the conditions under which
			Kalmar	may disclose nonpublic personal information about clients to
			nonaffiliated	third parties.

Kalmar Investments – March 2006

VII.	ADVERTISING
	A.	Compliance Team Member — Nancy Romito
	B.	In General. Although Kalmar is free to advertise its services, Kalmar may not
		publish,	circulate or distribute any advertisement (including all marketing and
		promotional	materials) which:
		1.	contains testimonials by a client;
		2.	refers, directly or indirectly, to past specific recommendations which were or would have been profitable to any person, unless it sets out or offers to furnish a list of all recommendations made within the immediately preceding period of not less than one year, and provides certain additional information;
		3.	represents that any graph, chart, formula or other device being offered can in and of itself be used to determine which securities to buy or sell, or when to buy or sell them; or represents that any such graph, chart, formula or other device will assist any person in making his own decisions as to which securities to buy or sell them, unless the advertisement prominently discloses the limitations thereof and the difficulties with respect to its use;
		4.	contains any statement to the effect that any report, analysis or other service will be furnished free or without charge, unless such report, analysis or other service will be furnished entirely free and without any condition or obligation; or
		5.	contains any untrue statement of a material fact, or which is otherwise false or misleading.
	C.	Advertising of Performance Results. Kalmar must be particularly careful in
		creating	promotional materials which portray the performance results of
		managed	accounts or of any model portfolio. All such materials must:
		1.	disclose the effect of material market or economic conditions on the results portrayed;
		2.	disclose whether and to what extent the results portrayed reflect the reinvestment of dividends or other earnings;
		3.	not make claims about the potential for profit without also disclosing the possibility of loss;
		4.	not compare results to an index without disclosing all material facts relevant to the comparison;
		5.	disclose material conditions, objectives or investments strategies used to obtain the results portrayed;
		6.	disclose, if applicable that the results portrayed relate only to a select group of clients; and if so, the basis on which the selection was made and the effect of this selection on the results portrayed; and

Kalmar Investments – March 2006

	7.	reflect the deduction of advisory fees, brokerage commissions or other
		expenses	chargeable to the client unless the promotional material is
		used	solely in a “one-on-one” setting with a client or prospective client
		and	unless the following additional requirements are met:
		a.	Kalmar must inform the client or prospective client of the fact that the results portrayed do not reflect the deduction of advisory fees, and that the client’s return will be reduced by those fees and by any other expenses chargeable to the account.
		b.	Reference must also be made to Kalmar’s fee schedules set out in Part II of Form ADV.
		c.	A table, chart, graph or narrative showing the compounded effect of an advisory fee on a client’s account over a period of years must also be supplied.
D.	The foregoing requirements are minimum standards. Other restrictions might
	apply	in particular circumstances or may be imposed by a regulatory body.
	Kalmar’s	overriding obligation is to make sure that clients are never misled by
	its	advertising. The Chief Compliance Officer will be responsible for reviewing
	and	approving all advertising materials.

Kalmar Investments – March 2006

VIII.	REPORTING REQUIREMENTS
	A.	Compliance Team Member — Marjorie L. McMenamin
	B.	The Chief Compliance Officer is charged with responsibility for reports
		required	to be filed under the Securities and Exchange Act of 1934 (“1934
		Act”),	including:
		1.	Form 13F. In general, Section 13(f) and rules adopted thereunder require institutional investment managers with investment discretion over $100 million or more in equity securities traded on securities exchanges or the National Association of Securities Dealers automated quotation system to file quarterly reports with the SEC on Form 13F within 45 days of the end of each calendar quarter. Because the information included on Form 13F is often highly sensitive and may reflect an adviser’s investment strategies or may otherwise be of great use to competitors, advisers may apply to the SEC for confidential treatment of such information.
		2.	Schedules 13D and 13G. Sections 13(d) and 13(g) generally require a beneficial owner of more than 5% of the equity securities of publicly traded companies to file a report with the issuer, the SEC and those national securities exchanges where the securities trade within 10 days of the transaction resulting in beneficial ownership exceeding 5%.
Generally, Kalmar will be able to file on Schedule l3G under Section 13(g) because its beneficial ownership will be in the ordinary course of business and not for the purpose of changing or influencing control of the issuer. Schedule 13G must be filed within 45 days after the end of the calendar year in which the person’s or entity’s beneficial ownership exceeded 5%. If Kalmar holds more than 5% of shares for the account of any single client, that client must also file a Schedule 13D. Kalmar is also required to file Schedule 13G within 10 days after the close of any
		month	in which its direct or indirect beneficial ownership exceeds 10%
		and	within 10 days of the close of any month in which such beneficial
		ownership	increases or decreases by 5% or more.

Kalmar Investments – March 2006

IX.	TRADING PRACTICES
	A.	Compliance Team Member — Monica E. Butler
	B.	Best Execution
		1.	Section 206 of the Advisers Act imposes a fiduciary obligation on
			investment	advisers to act in the best interests of clients, which has
			been	construed to include the requirement that each investment
			adviser	with discretionary authority to direct brokerage obtain the best
			price	and execution for client transactions.
			a.	Kalmar always seeks best execution when effecting the purchases and sales of portfolio securities for the account of the Fund as well as all of its other clients. Best execution and achieving it is a complex objective and process given the many challenges of the securities markets and particularly the heightened challenges of managing small and mid cap equity portfolios.
			b.	In seeking best execution we consider five primary factors:

(1) The best net price under the circumstances of the particular transaction; (2) The execution capabilities of the broker; (3) Its responsiveness and its financial responsibility as a counter party; (4) The commission rate; (5) The value of research provided by the broker/dealer.

c.	Best execution also involves many additional considerations, among them are: the difficulty and effort required to transact as a result of such factors as block trade requirements; limited trading volume or the state of the market for the security; the market impact of an institutional size order; and, the cost of delay in trade execution. The quoted brokerage commission is only one of a number of factors in evaluating best price and execution, and is regularly out-weighed by other considerations, especially if the transaction is believed to require more than routine execution skill and service.
2.	Interpositioning. As part of its obligation of best execution, Kalmar should avoid interpositioning or placing client transactions through a broker-dealer for a commission which then in turn places the order with a market-maker for which a mark up-down is charged, when the order could be placed directly with the market-maker for no brokerage commission and with no loss of service. That said however, from time to time, Kalmar portfolio managers and traders may determine that interpositioning is necessary to effectively execute given purchase or sale transactions.
3.	Broker Custody. If a broker serves as custodian of a client’s assets and Kalmar can not trade away from that broker, that client should execute a Directed Broker Agreement which fully discloses that Kalmar does not have discretion with respect to directing brokerage and Kalmar’s ability to negotiate commissions and otherwise obtain best

Kalmar Investments – August 2008

	price	and execution by bunching, using market-makers or otherwise
	will	be limited or eliminated. Schedule F of Form ADV will also disclose
	the	possible negative effects of a broker custody arrangement.
4.	Bunching and Allocation. In general, Kalmar portfolio managers and
	traders	should adhere to the following bunching and allocation policies
	and	procedures set forth in items a. through d. below, except as
	provided	in e. below.
	a.	Kalmar will bunch orders for client accounts as follows:

(1) Purchases - Kalmar’s tactics, strategy, and decision-making on the buy-side of its trading process are importantly conditioned by the thinly traded nature of the securities it invests in for clients. On a case by case basis, which will vary according to the specific security being purchased and the specific trading conditions and market circumstances affecting that security at the time, purchases should be made so as to disrupt markets as little as possible and achieve as favorable and evenhanded results as possible for clients. Nevertheless, at the start of each buy program, Kalmar cannot accurately predict what amount of a given security it may be able to buy and at what price or that all accounts will receive approximately the same price. Hence, Kalmar will bunch buy orders for client accounts and allocate actual purchases to client accounts using its best trading judgment to achieve the objectives set forth above and generally in the following priority: to evenhandedly allocate (x) in the case of purchases, up to each such accounts allocable share; from the account with the most proportionate investable cash to the account with the least proportionate investable cash.

The number of accounts actually bunched with other accounts on any given day to purchase a particular security will depend on what proportion of a program is able to be executed that day, which will vary because of liquidity, price, trading volume, potential block size, number of effective market makers, other buy or sell pressures, etc. The thrust is to be as evenhanded to all accounts as possible while seeking best execution. Accounts having directed brokerage arrangements generally are not able to be bunched with freely tradable accounts. This will variably work to their detriment or benefit.

If only a portion of the total purchase program is able to be executed on a given day, Kalmar will endeavor to allocate an equal percentage of the day’s trading to all bunched accounts, subject to its on-going practical judgment about reasonable share amounts to be allocated per account from a custodial cost and operational standpoint. Purely as an illustrative example not to be bound by, if Kalmar cannot allocate a practical percentage to all accounts from a given day’s trading, then it will allocate a practical percentage, say 25% hypothetically, of each accounts allocable share for that trading program to accounts starting from the most proportionate investable cash to the least investable cash, until it has fully allocated that day’s trading. The next trading day and so on Kalmar will

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continue the purchase program, repeating this process until the hypothetical 25% of each account’s allocable share has been bought for all accounts. Then, it will begin this best-efforts iterative process again until the entire trading program has been completed for all accounts with each account owning its full allocable share, or until the purchase program has been otherwise changed for reasons of portfolio management judgment. Systematic bias is avoided by this allocation methodology, as Kalmar cannot determine in advance when it begins a buy program whether accounts at the beginning of such a rotational process will receive a better or worse net execution than accounts at the end and, indeed, that will vary from program to program.

(2) Sales - Kalmar’s tactics, strategy, and decision-making on the sell-side of its trading process are importantly conditioned by the thinly traded nature of the securities it invests in for clients.

On a case by case basis, which will vary according to the specific security being sold and the specific trading conditions and market circumstances affecting that security at the time, sales should be made as to disrupt markets as little as possible and achieve as favorable and evenhanded results as possible for clients. Nevertheless, at the start of each sell program Kalmar cannot accurately predict what amount of a given security it may be able to sell and at what price or that all accounts will receive approximately the same price. Hence, Kalmar will bunch sell orders for clients using its best trading judgment to accomplish the objectives set forth above and generally in the following priority: to evenhandedly allocate (y) in the case of sales, up to each accounts allocable share; from the account with the least proportionate investable cash to the account with the most proportionate investable cash.

The number of accounts actually bunched with other accounts on any given day to sell a particular security will depend on what proportion of a program is able to be executed that day, which will vary because of liquidity, price, trading volume, potential block size, number of effective market makers, other buy or sell pressures, etc. The thrust is to be as evenhanded to all accounts as possible while seeking best execution. Accounts having directed brokerage arrangements generally are not able to be bunched with freely tradable accounts. This will variably work to their detriment or benefit.

Kalmar will then follow the rotational trade allocation methodology detailed in the case of Purchases appropriately adjusted for Sales.

b.	Kalmar will not bunch orders of proprietary or employee accounts with client accounts.
c.	Kalmar will allocate trades internally prior to any bunched trade using its computer allocation system. The pre-trade allocation will be performed in the following manner:

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(1) Kalmar’s investment team will determine the proportion of client accounts that should be invested in a particular security or the proportion of client accounts that should be divested of holdings in a particular security (the “Allocable Share”). For example, the investment team may decide that Exar Corporation common stock should constitute 1% of each portfolio account.

(i)	Its computer allocation system will calculate the number of shares required to be purchased or sold for each portfolio account, and the aggregate number of shares desired for purchase or sale (the “pre-trade allocation”).
(ii)	Kalmar traders will transmit allocation instructions in accordance with the pre-trade allocation not later than the end of the trade day.

(iii)Each account participating in a bunched order will receive the average price for the bunched trade during the day, including commissions.

d.	Records of trade allocation instructions transmitted to brokers will be maintained with the order memoranda.
e.	These trade allocation policies may be varied under the following circumstances:

(1) If a client’s account already has a whole or partial position of security Y, then advance the next account in priority of allocation for security Y, up to its allocable share.

(2) Kalmar may advance the priority of small accounts in order to allocate to such accounts on a cost effective basis or advance the priority of other accounts in order to pragmatically fill out a bunched trade.

(3) If a client’s account has specific investment restrictions that would prohibit the purchase of a particular stock or limit the quantity of a fill, Kalmar will vary its trade allocation policies in compliance with the restrictions.

(4) If a broker maintains custody of a client’s assets and Kalmar is not able to trade away from that broker, Kalmar is not required to bunch that particular client account with other client accounts. Schedule F of Form ADV discloses the possible adverse effects of limiting Kalmar’s discretion with respect to the selection of broker-dealers for executing trades.

(5) A sell program may require greater flexibility than permitted by these bunching and trade allocation policies because of pragmatic considerations of timing, limited liquidity and/or impact on price. The Kalmar investment team may therefore vary these bunching and trade allocation policies to most effectively execute a sell program if it determines in its discretion that the bunching and trade allocation policies being

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used for a particular sell program are reasonable and equitable in light of existing market conditions.

5.	IPO and Secondary Offering Allocation Methodology. Within the scope of Kalmar’s trade allocation policy, as separately articulated above, IPO’s and Secondary offerings can sometimes jump in price and thus require particular care in order to achieve the goal of fairness to all clients. Hence, Kalmar will allocate IPO’s and Secondaries internally prior to any offering using its computer allocation system. The pre- trade allocation will be performed in the following manner: Kalmar’s investment team in conjunction with the trading desk will determine the proportion of client accounts that should be invested in a particular security through participation in an IPO or Secondary offering (the “Allocable share”). Kalmar’s computer system will calculate the number of shares required to be purchased for each client account (“participating account”), and the aggregate number of shares desired for purchase. Kalmar traders will transmit allocation instructions in accordance with the pre-trade allocation no later than the end of the trade day. Each account participating in an IPO or Secondary offering will receive the “Deal Price” for the bunched trade, including commissions. At no time will Kalmar bunch orders of proprietary or employee accounts with client’s accounts.
Kalmar’s strategy, tactics, and decision-making on allocating IPO’s and Secondaries are conditioned by Kalmar’s limited participation in such offerings and their unpredictability in most respects. On a case by
case	basis, which will vary according to the specific offering, Kalmar
will	allocate offerings so as to attempt to achieve fair and evenhanded
exposure	to IPO’s and Secondaries for clients over time, in so far as
reasonably	possible. Nevertheless, Kalmar cannot predict the amount
of	an offering it may be allocated, at what price shares will be offered,
what	proportion of bunched accounts will be able to participate in the
offering,	or what the behavior of the security may be post offering.
Hence,	Kalmar will allocate IPO’s and Secondaries to participating
accounts	using its best judgment to achieve the objectives set forth
above	and generally in the following priority: to evenhandedly allocate
up	to each such participating account’s allocable share; from the
participating	account with the most proportionate investable cash to
the	participating account with the least proportionate investable cash;
and	so as to give all accounts able to participate some exposure to
IPO’s	and Secondaries over time, such that there will not be
systematic	bias for or against any account.
The	number of participating accounts actually bunched with other
participating	accounts on any given offering will depend on the number
of	shares Kalmar is offered by the underwriter(s) on the specific deal,
this	number varies greatly and unpredictably from offering to offering.
Again,	the goal is to be as evenhanded regarding the exposure of all
client	accounts able to participate as is reasonably and practically
possible	over time. Accounts having directed brokerage arrangements
generally	are not able to be bunched with freely tradable accounts for
access	to IPO’s and Secondaries. This will work to their detriment or
benefit	variably and will represent a systematic bias relative to freely
tradable	accounts, which cannot be avoided because of client trading
instructions.

Kalmar Investments – March 2006

If only a portion of the desired offering shares are allocated to Kalmar by the underwriter(s), Kalmar will endeavor to allocate an equal percentage of shares to all bunched accounts, subject to its on-going practical judgment about reasonable share amounts to be allocated per account from a custodial cost and operational standpoint. Purely as an illustrative example not to be bound by, if Kalmar cannot allocate a practical percentage to all accounts from a given offering, then it will allocate a practical percentage, say 25% hypothetically, of each accounts allocable share for that offering to accounts starting from the most proportionate investable cash to the least investable cash, until it has fully allocated all shares.
A record of Kalmar’s account offering allocations is maintained. The allocation of the next offering, if practical, should begin with accounts that did not receive shares on the preceding offering and in the order of most proportionate cash to least proportionate cash and so on until all non-directed accounts have been allocated shares of an offering. Along with the other aspects of our methodology, this rotational process is intended to prevent systematic bias in Kalmar’s allocation of IPO’s and Secondaries. That said, at no time can Kalmar determine in advance when it enters into a given deal whether accounts at the beginning of such a rotational process will enjoy better or worse
results	than accounts at the end and, indeed, that will vary from year
to	year unpredictably. It is also unknown when Kalmar may
participate	in the next deal, what future deal opportunities there may
be,	how many IPO’s and Secondaries Kalmar may participate in during
the	course of any defined period, or how they may behave in the
aftermarket.
The	same mentality and objectives will apply when Kalmar participates
in	an offering but only receives a small fraction or token amount of our
indicated	interest. Normally, in this circumstance, the shares will be
allocated	to the Kalmar Growth-With-Value Small Cap mutual fund, or
other	mutual funds Kalmar may manage. This will be done because in
this	difficult allocation scenario the best effort at evenhandedness can
generally	be accomplished by giving the many shareholder accounts of
the	fund in question some small exposure to deal shares rather than
by	allocating them to only perhaps one or two separately managed
accounts.	Given the unpredictability of such events, neither a
systematic	positive or negative return bias for the fund in question is
predictable	over time.
In	the overall, Kalmar’s intent is to neutralize potential systematic bias
through	its IPO and Secondary allocation methodology if possible,
recognizing	the imprecision, difficulties, and challenges involved.
C.	Soft Dollars Arrangements.
1.	Definition. A soft dollar arrangement is one in which the broker
provides	an adviser with research or other services and products in
return	for commission dollars paid for executing securities transactions
rather	than charging a separate fee for the services. In the more
traditional	arrangements, the broker charges commission rates or
mark	ups that are higher than rates otherwise generally available for
execution	of a similar securities transaction (referred to as “paying
up”)	in exchange for products or services. In a third party

Kalmar Investments – March 2006

	arrangement,	an adviser places orders with the executing broker who
	remits	cash, services or goods to a third party provider to pay for
	research	of the third party provider.
2.	Section 28(e). Section 28(e) of the Securities and Exchange Act of
	1934	provides a safe harbor to investment advisers who, through their
	discretionary	authority, execute transactions for client accounts
	through	broker-dealers at higher commission rates than otherwise are
	obtainable,	in return for investment research services and trading and
	brokerage	related services and intelligence. The principal guidelines of
	the	Section 28(e) safe harbor follow:
	a.	Brokerage or research related. The products or services obtained by an adviser with soft dollars must be brokerage or research related. According to the Soft Dollar Release, a product or service is research related (rather than administrative in nature) if it provides “lawful and appropriate assistance” to the adviser’s investment decision-making process.” For purposes of Section 28(e), a person provides brokerage and research services insofar as he:

(1) furnishes advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or purchasers or sellers of securities;

(2) furnishes analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; or

(3) effects securities transactions and performs functions incidental thereto (such as clearance, settlement, and custody) or required in connection therewith by rules of the SEC or a self-regulatory organization of which such person is a member or person associated with a member or in which such person is a participant.

b.	Good faith determination of value. An adviser must make a good faith determination that the soft dollars charged are commensurate with the value of the brokerage or research products or services received in terms of the particular transaction or the adviser’s overall responsibilities to its advisory clients. In order to demonstrate that this requirement is being met, Kalmar will periodically evaluate the benefit flowing to its clients from the particular product or service provided. Additionally, Kalmar will periodically investigate whether similar products and services are offered by other brokers, and the soft dollar cost thereof, to ensure that the amount paid for the products and services is competitive.
c.	Reasonable allocation of mixed use products/service. In the event that Kalmar uses soft dollars to obtain products or services that have a use other than providing lawful and appropriate assistance in the performance of investment decision-making responsibilities, Kalmar will make a reasonable allocation of the cost of the product based on its uses and pay for the non-research portion with its own

Kalmar Investments – March 2006

hard dollars. Kalmar will keep books and records of its allocation computation to support the reasonableness of its determination.
		d.	Third party research. Third party research is permitted under the Soft Dollar Release if the contract for the provision of services, including the payment obligations, is between the executing broker and the third party provider and not directly between Kalmar and the third party provider.
	3.	Disclosure. Item 12 of Part II of Form ADV requires disclosure to
		clients	regarding brokerage discretion. The purpose of this disclosure is
		to	provide clients with material information about the adviser’s
		brokerage	allocation policies and practices, which will permit them to
		evaluate	any conflicts of interest inherent in the adviser’s
		arrangements	for allocating brokerage. If the value of products,
		research	and services given to the adviser or related person is a factor
		in	selecting broker-dealers and in determining the reasonableness of
		commissions	charged, the adviser must describe the following:
		a.	The types of products, research and services;
		b.	Whether clients may pay commissions higher than those obtainable from other brokers in return for those products and services;
		c.	Whether research is used to service all of the adviser’s accounts or just those accounts paying for it; and
		d.	Any procedures the adviser used during the last fiscal year to direct client transactions to a particular broker in return for products and research services received.
D.	Trade Errors/Error Correction
	1.	Overall Policy: Kalmar’s trading operations and systems should be
		organized	and conducted so as to minimize the potential for and
		incidence	of trading errors and to detect them as rapidly as possible if
		they	occur. If and when an error occurs, Kalmar’s guiding policy
		should	be fairness to clients.
	2.	More specifically,
		a.	Clients should not suffer from trading errors and the correction thereof.
		b.	Errors should be corrected as soon as practically possible after discovery and the client made whole.
		c.	Clients should neither profit nor lose from errors.
		d.	Whenever and wherever possible, errors should be corrected without running the transactions involved through client statements.
		e.	Communication of errors to clients may be done on a judgmental basis involving the decision of the managing director and chief compliance officer and considering materiality and necessity to correct within the account statements.
		f.	Communication may be oral with follow-up in writing as requested by the client.

Kalmar Investments – March 2006

g. Immediately on detection, any and all errors must be reported by trading personnel, the investment team, or other Kalmar personnel to the head trader, managing director and chief compliance officer, who together with trading personnel will determine the appropriate correction, remediation, or restitution as called for under the specific circumstances.
		h.	Error correction should take place as immediately as possible.
		i.	All trading errors shall be appropriately recorded.
	3.	Monitoring for the following potential trading errors should be continuous:
		a.	Purchase or sale of wrong security.
		b.	Purchase or sale of wrong amount of a security.
		c.	Failure to purchase or sell a security as part of a program to do so, where the specific account is not specifically excepted for valid reasons.
		d.	Purchase or sale of securities in contravention of client investment guidelines.
		e.	Others as may prove to be necessary.
	4.	Periodic reviews of the nature and incidence of errors, if any, and
		procedures	and actions taken for correction and remediation shall be
		made	by the managing director, chief compliance officer and head
		trader	to attempt to ensure that Kalmar clients are being well and
		fairly	served by this policy.
E.	The Kalmar Investment Process
	1.	Compliance Team Member — Ford B. Draper, Jr.
	2.	Kalmar’s investment approach has the following identifiable attributes:
		a.	“Growth-with-value” investment style - Kalmar targets for investment smaller - mid-sized companies that are, in the opinion of its investment team, solid, well managed, rapidly growing, and reasonably valued to undervalued in the marketplace.
		b.	Original fundamental research for stock selection - Kalmar identifies specific opportunities referred to as “Kalmar ideas” through a combination of top-down and bottom-up analysis, strongly emphasizing the latter. Top-down thinking is employed to identify potentially fertile investment themes and growth sectors of the economy. Hands-on fundamental research is employed to investigate potential beneficiaries of such phenomena and/or to isolate specific individual stock opportunities of more of a one-of-a- kind nature from a targeted industry. The relative future stock market success of given “Kalmar ideas” vis-a-vis one another are not determinable in advance.
		c.	Portfolios structured with small capitalization companies - Kalmar invests in small companies capable, in the opinion of its investment staff, of long-term growth. The stocks of these companies frequently have less outstanding shares, are less liquid and are difficult to trade. This has a definite impact on Kalmar’s portfolio management and practices.

Kalmar Investments – March 2006

d.	Long term investment with low portfolio turnover - Kalmar’s investment approach has historically been characterized by portfolio turnover of approximately 48% annually in contrast to high portfolio turnover rates of many aggressive small growth managers. Kalmar seeks longer-term ownership of productive growing companies.
e.	Portfolio diversification - Kalmar uses a three dimensional portfolio diversification strategy: (1) diversification by number of holdings, typically 80± when fully invested, whose weighting within portfolios will vary depending upon consideration of liquidity and aggregate concentrations of particular holdings by Kalmar clients, with broad business and industry spread that generally restricts sector positions no more than approximately 25%; (2) diversification by company character, seeking a blend of “real companies” ranging from more predictable “steady eddies” to classic emerging growth companies, also to include companies in significant positive transformation; and (3) diversification by revenue size, with a blend of smaller companies generally with revenues less than $2 billion
f.	Predetermined position sizes for all clients save those with investment restrictions, and generally similar portfolios client to client within specific products, again excepting investments restrictions.
g.	Fully invested portfolios in general - A seasoned portfolio will typically be 75% to 100% invested.
h.	Gradual investment of new account assets - Kalmar invests
account	assets according to the pace that it develops “Kalmar
ideas.”	Cash is typically invested temporarily in money market
funds	or indexed equity equivalents.

Kalmar Investments – March 2006

X.	CUSTODY
	A.	Compliance Team Member — N/A
		1.	Kalmar will at all times avoid maintaining custody of client accounts.
			Kalmar	investment advisory agreements require a custodian or
			custodians	other than Kalmar. Custody of client assets is defined to
include:
		2.	When an adviser receives the proceeds from the redemption of client securities.
		3.	When an adviser has signatory power over a client’s checking account.
		4.	When an adviser holds a client’s securities in the adviser’s name or in
			bearer	form.
		5.	When an adviser sends bills for its services directly to the custodian,
			who	automatically pays the adviser, unless the following requirements
			are	met:
			a.	The client authorizes the payment arrangement in writing;
			b.	The adviser sends the bill simultaneously to the client and the custodian;
			c.	The bill shows the amount of the fee, how it was calculated and the value of assets on which the bill is based; and
			d.	The custodian agrees to send to the client a statement, at least quarterly, indicating all amounts disbursed from the account, including the amount of advisory fees paid directly to the adviser.

Kalmar Investments – March 2006

XI.	PROXY VOTING
	A.	Compliance Team Member — Marjorie L. McMenamin
	B.	Under rule 206(4)-6 of the Advisers Act, it is a fraudulent, deceptive, or
		manipulative	act, practice or course of business within the meaning of section
		206(4)	of the Act for an investment adviser to exercise voting authority with
		respect	to client securities, unless (i) the adviser has adopted and
		implemented	written policies and procedures that are reasonably designed to
		ensure	that the adviser votes proxies in the best interest of its clients, (ii) the
		adviser	describes its proxy voting procedures to its clients and provides copies
		on	request, and (iii) the adviser discloses to clients how they may obtain
		information	on how the adviser voted their proxies.
	C.	Non-ERISA Clients:
		1.	Advisor, unless specifically requested by and agreed to with Client, will vote the portfolio securities of Client. Advisor shall be provided with all proxies relating to securities held in the Account and is authorized to vote such proxies on behalf of the Client as it deems advisable, provided, however, that Advisor will comply with any written instructions received from Client as to the voting of proxies.
	D.	ERISA Clients:
		1.	Advisor shall be provided with all proxies relating to securities held in the Account and shall make all decisions with respect to voting of such proxies unless such decisions are specifically reserved to the trustee of Client’s Account or named fiduciary of Client’s Account.

Kalmar Investments – August 2008

Appendix A The Kalmar Compliance Team President Managing Director Chief Compliance Officer Compliance Officer Compliance Team Members	Ford B. Draper, Jr. Ford B. Draper, III Kimberly R. Portmann Verna E. Knowles Monica Butler, Trading Marge McMenamin, Kalmar Clients Nancy Romito, Client Services Debbie Hrivnak, Code of Ethics

Kalmar Investments – March 2006

Appendix B

Code of Ethics

KALMAR POOLED INVESTMENT TRUST

KALMAR INVESTMENT ADVISERS

&
KALMAR INVESTMENTS INC.

CODE OF ETHICS

INITIAL HOLDINGS REPORT

To the Compliance Office of KALMAR POOLED INVESTMENT TRUST (the “Trust”), KALMAR

INVESTMENT ADVISERS or KALMAR INVESTMENTS INC.:

1.	I hereby acknowledge receipt of a copy of the Code of Ethics.
2.	I have read and understand the Code and recognize that I am subject thereto in the capacity of an “Access Person”.
3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its series.
4.	As of the date below I had a direct beneficial ownership in the following securities:

Type of Interest
Name of Securities	Number of Shares	(Direct or Indirect)

5.	As of the date below, the following is a list of all brokers, dealers or banks with whom I maintain an account in which securities are held for my direct or indirect benefit:
Type of Interest

Firm

Account

(Director Indirect)

Date:		Signature:
Print Name:
Title:
Employer’s Name:

Kalmar Investments – March 2006

KALMAR POOLED INVESTMENT TRUST

KALMAR INVESTMENT ADVISERS

&
KALMAR INVESTMENTS INC.

CODE OF ETHICS

ANNUAL HOLDINGS REPORT

To the Compliance Officer of KALMAR POOLED INVESTMENT TRUST (the “Trust”), KALMAR

INVESTMENT ADVISERS and KALMAR INVESTMENTS INC.:

1.	I have read and understand the Code of Ethics and recognize that I am subject thereto in the capacity of an “Access Person”.
2.	I hereby certify that, during the year ended December 31, _____ I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.
3.	Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as any economic relationship between my transactions and securities held or to be acquired by the Trust or any of its series.
4.	As of December 31, _____ I had a direct or indirect beneficial ownership interest in the following securities:

Type of Interest
Name of Security	Number of Shares	(Direct or Indirect)

5.	As of December 31, _____, the following is a list of all brokers, dealers or banks with whom I maintain an account in which securities are held for my direct or indirect benefit:
Type of Interest

Firm

Account

(Direct or Indirect)

     Date: _________________________ Signature: ______________________________________________

Print Name: ____________________________________________ Title: _________________________________________________ Employer’s Name: ______________________________________

Kalmar Investments – March 2006

KALMAR POOLED INVESTMENT TRUST

KALMAR INVESTMENT ADVISERS

&
KALMAR INVESTMENTS INC.

SECURITIES TRANSACTION REPORT

FOR THE CALENDAR QUARTER ENDED:

To the Compliance Officer of KALMAR POOLED INVESTMENT TRUST (the “Trust”), KALMAR INVESTMENT ADVISERS or KALMAR INVESTMENTS INC.:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Trust.

SECURITY	DATE OF	NO. OF	DOLLAR	NATURE OF	PRICE	BROKER/DEALER
	TRANSACTION	SHARES	AMOUNT OF	TRANSACTION		OR BANK
(including			TRANSACTION	(Purchase, Sale,		THROUGH WHOM
interest rate and				Other)		EFFECTED
maturity date, if
applicable

During the quarter referred to above, the following accounts were established by me in which securities were held for my direct or indirect benefit:

FIRM NAME
(of broker, dealer or bank)

DATE THE ACCOUNT WAS
ESTABLISHED

ACCOUNT NUMBER

Kalmar Investments – March 2006

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Trust, such as the existence of any economic relationship my transactions and securities held or to be acquired by the Trust or any of its series.

     Date: ______________________________ Signature: ______________________________________________

Print Name:

Title:

Employer’s Name:

Kalmar Investments – March 2006

KALMAR INVESTMENTS INC.

Authorization of Personal Securities Transactions

I request prior written authorization to make a transaction in the following security for my personal account(s), for which I have instructed duplicate trade confirmations to be mailed to Kalmar Investments, Inc. (“Kalmar”).

Name of security
Amount	Purchase	Sale	Broker

Held in any Kalmar client portfolio(s): Yes			No

1.	As of today’s date, I have no knowledge of a pending purchase or sale of the above security in any Kalmar client portfolio.
2.	I acknowledge that if the Chief Compliance Officer or Assistant Compliance Officer to whom I submit this written request determines that the above trade would contravene Kalmar’s Code of Ethics, such officer in his sole discretion has the right not to approve the trade, and I undertake to abide by his decision.
3.	I acknowledge having received and read the policies with respect to reporting of securities transactions and insider trading in Kalmar’s Code of Ethics, and I further acknowledge that I am aware that any violation of such policies may represent cause for dismissal.
4.	I acknowledge that this authorization is valid for two business days only.

Date:

Signature:

Authorization:

Comments:

Kalmar Investments – March 2006